INVESTIGATION AND REPORT

                                      ON

                    PHASE I ENVIRONMENTAL RISK AUDIT (ERA)

                             THE ARBOR OF BASTROP
                      A PROPOSED ASSISTED LIVING CENTER
                        NANCY STREET @  BOSWELL STREET
                             BASTROP, LOUISIANA





                                   FOR:

                          MRS. JOANNE M. CALDWELL
                              507 TRENTON ST.
                           West Monroe, LA 71291
                              (318) 325-5462


                                   BY:

                           KARL M. WALLACE, P.E.
                          ENVIRONMENTAL ENGINEER
                           441 POINT PLACE ROAD
                           DOWNSVILLE, LA 71234
                             (318)-396-2197



                            November 25, 1998

                          KARL M. WALLACE, P.E.
                         ENVIRONMENTAL ENGINEER
                          441 POINT PLACE ROAD
                          DOWNSVILLE, LA 71234
                             (318)-396-2197
                           November 25, 1998



Mrs. Joanne M. Caldwell
507 Trenton St.
West Monroe, LA 71291

Re:    Phase I Environmental Risk Audit (ERA)
       The Arbor of Bastrop
       Nancy Street @ Boswell Street
       Bastrop, LA

A.     SCOPE:

The scope of this Environmental Risk Audit (ERA) consists of a general site inspection, review of the site's history, review of Public Records, and contacts with people familiar with the site to determine if there is any environmental problem or liability. The site is located in the Southeast corner of the intersection of Nancy Street and Boswell Street and consists of a 6.00 acre Tract (See Exhibit A for legal description)..

B.     REFERENCES:

B.1 ASTM Standards on Environmental Site Assessments for Commercial Real Estate, E 1527-97 and E 1528-96.

B.2    The following Federal Rules and Regulations:

       1.  Solid Waste Disposal Act (SWDA) of 1976, as amended.

       2. U. S. Environmental Protection Agency (EPA) Implementing Regulations 40 CFR Parts 50, 51, 52 & 61(CAA),Parts 100-149 and Parts 240-265.

       3.  Federal Water Pollution Control Act of 1972, as amended.

B.3    The following Louisiana Rules and Regulations:

       1.  La. Administrative Code, Volumes 11 & 12, Air Quality.

       2.  La. Administrative Code, Volume 13, Hazardous Waste.

       3. La. Administrative Code, Volume 14, Solid Waste, Underground Storage Tanks, Water Resources.

       4.  La. Administrative Code, Volume 15, Nuclear Energy.

C.     INVESTIGATION:

C.1 Mrs. Joanne Caldwell retained this firm to conduct a Phase I Environmental Risk Audit (ERA) of subject property before finalizing property development. At the date of this investigation, the site contained vegetation consisting of trees with grass cover. The site slopes gently to the South.

C.2    Information relative to the ERA is as follows:

C.2.1 Location: The site investigated is more specifically described in the attached Plat. (See Attachment # 1).

C.2.2 Visual Site Reconnaissance: A visual inspection was performed at the site on November 25, 1998.

C.2.3 Records Search: A records search was conducted on Public Records contained in the Clerk of Court and Tax Assessors Office in the Morehouse Parish Courthouse.

C.2.4 Review of Past and Present Land Use: A review was made of aerial photos owned by the Morehouse Parish Natural Resource Conservation Service Office, United States Department of Agriculture. USDA employees were interviewed for this report.

C.2.5 Soil Survey: A brief soil survey was conducted on the site to determine the suitability of this site to have supported extensive agriculture in it's history.

C.3 Adequate data was obtained to construct a current and historical review of the site.

D.     DISCUSSION:

D.1 General: The Environmental Risk Audit (ERA) is an investigation of the site to determine if contaminants are present.

D.1.1 Records Search: Detailed ownership history was studied from the public record including prior use and activities and descriptions of the property and adjacent pertinent property. Property descriptions and chain-of-title records were reviewed. The site has had no major agricultural use with records showing woodsland as the primary use. Aerial photographs confirm this use of the site. Interviews with public employees confirm the same site usage.

D.1.2 Visual Inspection: Attention was given to readily apparent environmental indicators. Particular concerns were distressed vegetation, ground stains, trash, landfills, noxious odors, depressions, and evidence of any below grade tanks or other potential contaminant sources. None were evident. Contact was made and veification was given by Officials of the Louisiana Department of Environmental Quality that no enviromental hazards existed on the site.

D.1.3 Soil Suitability for Farming: The site contains a high acid content silt loam soil with up to 5 percent slopes. This soil can be used for cultivated crops but has many limitations for this use. It has moderate wetness and is moderately well suited for most urban uses; it has slight erosion hazard, and low shrink-swell potential. It should be noted that slow permeability and a seasonal high water table due to a perched water table above the fragipan will require site drainage for winter construction. It is very likely that the site was used only for woodsland. The likelihood of pesticide and herbicide residues is minor.

D.1.4 Check for Specific Contaminants: The specific contaminants of interest in this report were asbestos, lead-based paint, volatile organic compounds such as methyl ethyl ketone, semivolatile organic compounds such as o-Cresol, pesticides/herbicides/PCB's such as toxaphene, and metals/inorganic compounds such as mercury. No evidence appeared to require specific tests for these contaminants.

E. CONCLUSION: Based on this investigation, which was performed according to generally accepted standards in the profession, the site does not appear to have any detectable contaminants.

F. RECOMMENDATIONS: It is the recommendation of this report that after evaluation of all data, there is no need for further soil or groundwater studies or chemical analyses on soil and groundwater samples at this site. The ERA concludes there is no reasonable evidence to suggest existing or potential environmental impairment.

G.     LIABILITY:

G.1 This report is not a certification and in no way implies or envokes any warranty or guaranty.

G.2 In as much as the visual inspection of a site requires that certain assumptions be made regarding prior and existing conditions, and because some of these assumptions cannot be verified without expending great sums of additional money, or destroying otherwise adequate or serviceable portions of the site, the Engineer and his agents are not liable for claims, damages, losses, and expenses including attorney's fees arising out of or resulting from any subsequent discovery of contaminants not specifically discussed herein, acts of God, or any cause not attributable to Professional Design negligence.


                                    END OF REPORT






KARL M. WALLACE, P.E.
Consulting Engineer
enclos.

         [TOPOGRAPHIC DRAWING OF SUBJECT PROPERTY SHOWING SITE PLAN]